Exhibit 10.16

Isola Group

February 10, 2012

Re:                             Amendment to Restated Employment Agreement

Dear Tarun:

The purpose of this letter is to set forth certain revisions to Section 7 of the Restated Employment Agreement between you and Isola USA Corp. (the “Company”), dated October 1, 2004, as amended on December 5, 2011 (the “Original Agreement”).  Please indicate your agreement to these revisions by signing and dating the enclosed copy of this letter and returning it to me.

The Section 7 of the Original Agreement is replaced in its entirety by the following:

7.             Restrictive Covenants

In consideration of his continued employment by the Company and the compensation arrangements set forth herein, the Executive hereby covenants and agrees that:

a.               Non-Compete Covenant.  During his employment with the Company and thereafter for the Severance Period contained in paragraph 3 above, he shall not accept employment with, or otherwise provide his services to, any other manufacturer of glass epoxy laminates used for printed circuit boards and chip carriers without the prior written consent of the Company.  The above-described competing manufacturers consist of:

1. Park Electrochemical Corp. (aka Nelco)

2. Taiwan Union Technology Corporation

3. ITEQ Corporation

4. Nan Ya Plastics Corporation

5. Panasonic Electric Works Ltd.

The parties hereto recognize and agree, however, that this list may change over time and, therefore, the foregoing list is not intended to be exclusive.  Because the Company’s business, and hence the Executive’s duties, are international in scope, the geographic scope of this restriction is international.

b.              Anti-Piracy/Hands Off Covenant.  During his employment with the Company and for a period of one year after that employment ends for any reason, the Executive shall not divert, or attempt to divert, the business of any customer of the Company with whom he had contact while employed by the Company to a competitor of the Company.

c.               Anti-Raiding Covenant.  During his employment with the Company and for a period of one year after that employment ends for any reason, the Executive shall not induce or attempt to induce, any employee of the Company to terminate his or her employment with the Company in order to accept employment or any other relationship with a competitor of the Company.

All other provisions of the Restated Employment Agreement will remain unchanged and in full force and effect.

Sincerely,

ISOLA USA CORP.

By:	/s/ Raymond P. Sharpe
Raymond P. Sharpe, President and CEO

I agree to the foregoing amendments to my Original Agreement.

/s/ Tarun Amla	Date:	February 10, 2012
Tarun Amla